Exhibit 10.1

ENERGY PARTNERS, LTD.

2006 LONG TERM STOCK INCENTIVE PLAN

CASH-SETTLED RESTRICTED SHARE UNIT AGREEMENT

NAME	NUMBER OF RESTRICTED SHARE UNITS	GRANT DATE

This Agreement confirms the grant to you of           Restricted Share Units with respect to Common Stock of Energy Partners, Ltd. (the “Company”) under the Company’s 2006 Long Term Stock Incentive Plan (the “Plan”), a copy of which has been delivered to you and is made a part hereof, upon the following terms and conditions and the terms and conditions of the Plan.  The terms used in this Agreement shall have the same meaning as in the Plan, unless the context requires otherwise, and except that “Restricted Share Units” shall refer only to the restricted share units granted pursuant to this Agreement.

1.
Restricted Share Units - Each Restricted Share Unit shall represent the right to receive in cash the Fair Market Value of one share of Common Stock of the Company at the end of the Restricted Period (as hereinafter defined) if and only if you vest in such Restricted Share Unit pursuant to Section 4 below.  The Restricted Period with respect to each Restricted Share Unit is the period beginning on the grant date of the Restricted Share Units and ending on the date on which the applicable Restricted Share Unit becomes payable pursuant to Section 6 below or is forfeited pursuant to Section 5 below.

2.
No Rights as Shareholder - You shall have none of the rights of a shareholder of the Company with respect to any shares of Common Stock of the Company by reason of this award of Restricted Share Units.

3.	Non-transferable - You may not sell, transfer, assign, pledge, or otherwise encumber or dispose of any Restricted Share Units.

4.
Vesting - Your Restricted Share Units shall vest as follows:  (i) as to one-third of the Restricted Share Units on            , (ii) as to an additional one-third of the Restricted Share Units on                , and (iii) as to the remaining one-third of the Restricted Share Units on                ; provided, however, that all of the Restricted Share Units shall become 100% vested upon a Change of Control (as defined in Exhibit A to this Agreement).

5.
Termination of Employment -In the event of your termination of employment for any reason during the Restricted Period, all Restricted Share Units which have not vested pursuant to Section 4 above shall be forfeited and the Company may take any action necessary to effect such forfeiture without any further notice to you.

6.
Payment - If any Restricted Share Units vest pursuant to Section 4 above, you shall receive in cash an amount equal to the product of (i) the Fair Market Value of a share of Company Common Stock on the applicable vesting date and (ii) the number of Restricted Share Units vesting on that vesting date.  Such payment shall be made within 60 days after the applicable vesting date.

7.
No Dividend Equivalents - You shall not receive any dividend equivalents in respect of the Restricted Share Units to reflect any dividends payable on shares of Company Common Stock during the Restricted Period.

8.
Unsecured Creditor Status - This grant of Restricted Share Units constitutes a mere promise by the Company to pay you the benefits described in this grant (to the extent vested).  You shall have the status of a general unsecured creditor of the Company with respect to the benefits payable under this grant.

9.	Withholding - The Company will withhold taxes on any income realized in connection with the Restricted Share Units.

10.
Miscellaneous - This Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware, and any applicable laws of the United States; (c) may not be amended except in writing; and (d) this grant shall in no way affect your participation or benefits under any other plan or benefit program maintained or provided by the Company.  In the event of a conflict between this Agreement and the Plan, the Plan shall govern.

ENERGY PARTNERS, LTD.
By: ______________________________ Name: Title:

Accepted:

_____________________________

Witness:

______________________________

Date:  __________________________

EXHIBIT A

“Change of Control” means and shall be deemed to have occurred if:

(a)  any person (within the meaning of the Securities Exchange Act of 1934, as amended from time to time), other than the Company or a Related Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), directly or indirectly, of Voting Securities representing 25 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(b)  the individuals who, as of May 4, 2006, constitute the Board of Directors of the Company, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board of Directors of the Company was approved by a vote of at least a majority of the directors then still in office who either were directors as of May 4, 2006 or whose recommendation, election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the members of the Board of Directors of the Company; or

(c)  a merger, consolidation, recapitalization or reorganization of the Company or a Subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a Subsidiary is consummated, other than (I) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a Subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 50 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (II) any such transaction which would result in a Related Party beneficially owning more than 50 percent of the voting securities of the surviving entity outstanding immediately after such transaction; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

For purposes of this definition of “Change of Control”:

(i)  “Related Party” means (a) a majority-owned subsidiary of the Company; (b) an employee or group of employees of the Company or any majority-owned subsidiary of the Company; (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (d) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.

A-1

(ii)  “Voting Securities” means any securities of the Company which carry the right to vote generally in the election of directors.

A-2